Form 10-K, Exhibit 13
AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP
filed 1995-03-30
CIK 808512

AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

                     INDEX TO ANNUAL REPORT TO THE PARTNERS




                                                                          Page


SELECTED FINANCIAL DATA                                                       2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                         3-7


FINANCIAL STATEMENTS:

Report of Independent Auditors                                                8

Statement of Financial Position
at December 31, 1994 and 1993                                                 9

Statement of Operations
for the years ended December 31, 1994, 1993 and 1992                         10

Statement of Changes in Partners' Capital
for the years ended December 31, 1994, 1993 and 1992                         11

Statement of Cash Flows
for the years ended December 31, 1994, 1993 and 1992                         12

Notes to the Financial Statements                                         13-22



ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                      23

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                      24

Schedule of Costs Reimbursed to the
Managing General Partner and its Affiliates
as Required by Section 10.4 of the Amended
and Restated Agreement and Certificate of
Limited Partnership                                                          25





[CAPTION]
                             SELECTED FINANCIAL DATA



     The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

     For each of the five years in the period ended December 31, 1994:

  Summary of
  Operations         1994         1993         1992         1991         1990


Lease revenue    $ 1,576,139  $ 2,031,903  $ 4,039,951  $ 5,297,113  $ 6,452,114

Net income
 (loss)          $   682,540  $   194,656  $(1,016,535) $  (314,002) $   933,561

Per Unit:
 Net income
  (loss)         $      0.67  $      0.19  $     (1.00) $     (0.31) $      0.92

 Cash
  distributions  $      2.00  $      2.00  $      1.50  $      2.06  $      2.33



   Financial
   Position

Total assets     $ 5,703,303  $ 7,468,387  $ 9,875,321  $15,740,678  $21,690,901

Total long-term
 obligations     $   245,685  $   560,198  $ 1,186,537  $ 4,250,940  $ 6,989,793

Partners'
 capital         $ 4,886,947  $ 6,242,819  $ 8,086,575  $10,631,919  $13,048,034







                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                 Year ended December 31, 1994 compared to the year ended December 31, 1993 and the year ended December 31, 1993 compared to the year ended December 31, 1992

Overview

     As an equipment leasing partnership, American Income Partners III-A Limited Partnership (the "Partnership") was organized to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Partnership was designed to progress through three principal phases: acquisitions, operations, and liquidation. During the operations phase, a period of approximately six years, all equipment in the Partnership's portfolio will progress through various stages. Initially, all equipment will generate rental revenues under primary term lease agreements. During the life of the Partnership, these agreements will expire on an intermittent basis and equipment held pursuant to the related leases will be renewed, re-leased or sold, depending on prevailing market conditions and the assessment of such conditions by American Finance Group ("AFG") to obtain the most advantageous economic benefit. Over time, a greater portion of the Partnership's original equipment portfolio will become available for remarketing and cash generated from operations and from sales or refinancings will begin to fluctuate. Ultimately, all equipment will be sold and the Partnership will be dissolved. The Partnership's operations commenced in 1987.

Results of Operations

     For the year ended December 31, 1994, the Partnership recognized lease revenue of $1,576,139 compared to $2,031,903 and $4,039,951 for the years ended December 31, 1993 and 1992, respectively. The decrease in lease revenue between 1992 and 1994 was expected and resulted principally from primary lease term expirations and the sale of equipment.

     The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by AFG or an affiliated equipment leasing program sponsored by AFG. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

     At December 31, 1992, the Managing General Partner increased the aggregate amount reserved against potentially uncollectable rents to $185,000. This caused a decrease in lease revenue of $50,000 in 1992. The reserve was reviewed and considered adequate as of December 31, 1993. During 1994, the Managing General Partner lowered the reserve to $140,000, resulting in an increase in lease revenue of $45,000 in 1994. It cannot be determined whether the Partnership will recover any past due rents in the future;
however, the Managing General Partner will pursue the collection of all such items.

     Interest income for the year ended December 31, 1994 was $44,218 compared to $32,331 and $12,411 in 1993 and 1992, respectively. Interest income is generated from temporary investment of rental receipts and equipment sale proceeds in short-term instruments. The increase in interest income from 1992 to 1994 is attributable to a greater availability of cash used for investment prior to distribution to the Partners and an increase in interest rates. The amount of future interest income is expected to fluctuate in relation to prevailing interest rates, the level of lease revenue and the proceeds from equipment sales.

     In 1994, the Partnership sold equipment having a net book value of $88,268 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $269,648 compared to a net gain in 1993 of $682,980, on equipment having a net book value of $52,421 and a net loss in 1992 of $506,958, on equipment having a net book value of $1,868,573.

     In 1990, a lessee of the Partnership, Affiliated Land Corporation ("Affiliated"), filed for protection under Chapter 11 of the Bankruptcy Code. Equipment leased by Affiliated consisted of office furniture and fixtures (the "Equipment") having an original cost to the Partnership of $1,753,848. To finance the purchase of the Equipment, the Partnership had borrowed $1,338,653 on a non-recourse basis from a third-party lending institution. On April 16, 1992, the Equipment was transferred to the financing lender in lieu of foreclosure, in full satisfaction of all outstanding indebtedness under the note agreements. The Partnership recorded a loss on the forfeiture of the Equipment of $23,730 or $.02 per limited partnership unit. At the time of disposition, the Equipment had a net book value of $829,672 and the amount of indebtedness forgiven was $805,942, including accrued interest of $64,476.
As the Partnership will be unable to realize any future residual value from the Equipment, future cash distributions will be adversely affected.

     It cannot be determined whether future sales of equipment will result in a net gain or a net loss to the Partnership, as such transactions will be dependent upon the condition and type of equipment being sold and its marketability at the time of sale. In addition, the amount of gain or loss reported for financial statement purposes is partly a function of the amount of accumulated depreciation associated with the equipment being sold.

     The ultimate realization of residual value for any type of equipment is dependent upon many factors, including AFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. AFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

     The total economic value realized upon final disposition of each asset is comprised of all primary lease term revenues generated from that asset, together with its residual value. The latter consists of cash proceeds realized upon the asset's sale in addition to all other cash receipts obtained from renting the asset on a re-lease, renewal or month-to-month basis. The Partnership classifies such residual rental payments as lease revenue. Consequently, the amount of gain or loss reported in the financial statements is not necessarily indicative of the total residual value the Partnership achieved from leasing the equipment.

     Depreciation and amortization expense was $976,507, $2,291,765 and $3,953,885 for the years ended December 31, 1994, 1993 and 1992, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. (See Note 2 to the financial statements herein.)

     In 1992, the Partnership changed its estimates of end-of-lease residual values to reflect anticipated deterioration in market values for the Partnership's equipment over the remainder of their primary lease terms. This change in estimate increased depreciation expense and reduced net income by $923,832 ($0.91 per limited partnership unit) in 1992.

     Interest expense was $9,855 or less than 1% of lease revenue in 1994, $54,907 or 2.7% of lease revenue in 1993 and $225,538 or 5.6% of lease revenue in 1992. Interest expense in future years will continue to decline as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

     Management fees were 5% of lease revenue in each of the years ended December 31, 1994, 1993 and 1992 and will not change as a percentage of lease revenue in future years.

     Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed. Collectively, operating expenses represented approximately 9%, 5.1% and 3.9% of lease revenue in 1994, 1993 and 1992, respectively. Operating expenses in 1994 include repair, maintenance, legal and other costs incurred in connection with the re-lease of an L1011-100 aircraft formerly leased to British Airways, Plc. ("the L1011-100") to Ing Aviation Lease ("Ing Aviation"). In 1993, legal costs were incurred in connection with the bankruptcy proceedings of certain lessees (See Note 7 to the financial statements - Legal Proceedings). Operating expenses in 1992 included a provision for estimated storage and remarketing costs for the L1011-100. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

     The relatively low inflation rates in 1994, 1993 and 1992 and the economic recession may have caused some re-lease and sale proceeds to be lower than that which may have been achieved in a stronger economic environment. In other cases, the economic recession may have had an adverse effect on the ability of certain lessees to fulfill all of their financial obligations under the leases. These factors will result in the investors achieving a rate-of-return lower than that anticipated at the Partnership's commencement date.

Liquidity and Capital Resources and Discussion of Cash Flows

     The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $1,344,655, $2,727,721 and $2,629,500 in 1994, 1993 and 1992, respectively.
Future renewal, re-lease and equipment sale activities will cause a gradual decline in the Partnership's lease revenues and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Partnership experiences a higher frequency of remarketing events.

     During 1994, the Partnership and other affiliated partnerships, executed a renewal lease agreement in connection with an MD-82 aircraft leased by Northwest Airlines, Inc. ("Northwest"). Pursuant to the agreement, Northwest will continue to lease the aircraft until July 31, 1997. The Partnership, which owns a 14% interest in this aircraft, will receive $278,815 in lease revenue during the years ending December 31, 1995 and 1996 and $162,642 during the year ending December 31, 1997.

     The Partnership re-leased the L1011-100, in which it owns a 23.46% interest, to Ing Aviation in 1994. This re-lease will generate approximately $556,000 in additional lease revenue for the Partnership through December 1997.

     Ultimately, the Partnership will dispose of all assets under lease. This will occur principally through sale transactions whereby each asset will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each asset's primary or renewal/re-lease term. In certain instances, casualty or early termination events may result in the disposal of an asset. Such circumstances are infrequent and usually result in the collection of stipulated cash settlements pursuant to terms and conditions contained in the underlying lease agreements.

     Cash expended for equipment acquisitions and cash realized from asset disposal transactions is reported under investing activities on the accompanying Statement of Cash Flows. In 1994, the Partnership capitalized $16,420 in connection with an upgrade of the L1011-100 aircraft. During 1994, the Partnership realized $357,916 in equipment sale proceeds compared to $735,401 and $1,361,615 in 1993 and 1992, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

     The Partnership obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as a component of financing activities. Cash inflows of $182,044 in 1993 resulted from leveraging a portion of the Partnership's equipment portfolio with third-party lenders. No leveragings of equipment occurred in 1994 or 1992.

     Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In future years, the amount of cash used to repay debt obligations will decline as the principal balance of notes payable is reduced through the collection and application of rents.

     Cash distributions to the Recognized Owners and General Partners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1994, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $2,038,412. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended"), the Recognized Owners were allocated 99% of these distributions, or $2,018,028, and the General Partners were allocated 1%, or $20,384. The fourth quarter 1994 cash distribution was paid on January 13, 1995.

     Cash distributions paid to the Partners consist of both a return of and a return on capital. To the extent that cash distributions consist of Cash From Sales or Refinancings, substantially all of such cash distributions should be viewed as a return of capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Partnership and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, and the residual value realized for each asset at its disposal date. Future market conditions, technological changes, the ability of AFG to manage and remarket the assets, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Partnership's equipment portfolio.

     The legal proceedings referred to in Note 7 to the financial statements herein, are not expected to have a material adverse effect on the financial position of the Partnership. However, the Partnership's future cash distributions will be adversely affected by the 1990 bankruptcy of Affiliated. This bankruptcy will result in the Partnership's loss of any future interest in the residual value of the equipment Affiliated leased from the Partnership. However, the final yield on capital will be dependent upon the collective performance results of all of the Partnership's equipment leases.

     The future liquidity of the Partnership will be influenced by the foregoing and will be greatly dependent upon the collection of contractual rents and the outcome of residual activities. The Managing General Partner anticipates that cash proceeds resulting from these sources will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods will fluctuate. Equipment lease expirations and asset disposals will cause the Partnership's net cash from operating activities to diminish over time; and equipment sale proceeds will vary in amount and period of realization. Accordingly, fluctuations in the level of quarterly cash distributions will occur during the life of the Partnership.





                         REPORT OF INDEPENDENT AUDITORS


To the Partners of American Income Partners III-A Limited Partnership:

     We have audited the accompanying statements of financial position of American Income Partners III-A Limited Partnership as of December 31, 1994 and 1993, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended
December 31, 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Partners III-A Limited Partnership at December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

     Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Additional Financial Information identified in the Index to Annual Report to the Partners is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.





                                                         ERNST & YOUNG LLP






Boston, Massachusetts
February 24, 1995



[CAPTION]
               AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1994 and 1993

                                                       1994            1993

ASSETS

Cash and cash equivalents                          $   819,430     $ 1,486,204

Rents receivable, net of allowance
 for doubtful accounts of $140,000
 and $185,000 at December 31, 1994
 and 1993, respectively                                147,870         238,646

Accounts receivable - affiliate                        145,904         105,083

Equipment at cost, net of accumulated
 depreciation of $9,246,109 and $11,062,913
 at December 31, 1994 and 1993, respectively         4,590,099       5,638,454

  Total assets                                     $ 5,703,303     $ 7,468,387


LIABILITIES AND PARTNERS' CAPITAL

Notes payable                                      $   245,685     $   560,198
Accrued interest                                         5,627          23,541
Accrued liabilities                                     15,500          64,000
Accrued liabilities - affiliate                          2,776          12,662
Deferred rental income                                  37,165          55,564
Cash distributions payable to partners                 509,603         509,603

  Total liabilities                                    816,356       1,225,568

Partners' capital (deficit):
 General Partners                                     (172,875)       (159,316)
 Limited Partnership Interests
 (1,009,014 Units; initial purchase
 price of $25 each)                                  5,059,822       6,402,135

  Total partners' capital                            4,886,947       6,242,819

  Total liabilities and partners' capital          $ 5,703,303     $ 7,468,387


[CAPTION]
                   AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

                                 STATEMENT OF OPERATIONS
                  for the years ended December 31, 1994, 1993 and 1992



                                               1994           1993           1992

Income:

  Lease revenue                            $ 1,576,139    $ 2,031,903    $ 4,039,951

  Interest income                               44,218         32,331         12,411

  Gain (loss) on sale/forfeiture
   of equipment                                269,648        682,980       (530,688)

     Total income                            1,890,005      2,747,214      3,521,674


Expenses:

  Depreciation and amortization                976,507      2,291,765      3,953,885

  Interest expense                               9,855         54,907        225,538

  Equipment management fees - affiliate         78,807        101,595        201,997

  Operating expenses - affiliate               142,296        104,291        156,789

     Total expenses                          1,207,465      2,552,558      4,538,209


Net income (loss)                          $   682,540    $   194,656    $(1,016,535)


Net income (loss)
 per limited partnership unit              $      0.67    $      0.19    $     (1.00)

Cash distributions declared
 per limited partnership unit              $      2.00    $      2.00    $      1.50





[CAPTION]
                 AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

                      STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                for the years ended December 31, 1994, 1993 and 1992


                                    General
                                   Partners      Recognized Owners
                                    Amount      Units        Amount       Total


Balance at December 31, 1991      $ (115,426)  1,009,014  $10,747,345  $10,631,919

Net loss - 1992                      (10,165)         --   (1,006,370)  (1,016,535)

Cash distributions declared          (15,288)         --   (1,513,521)  (1,528,809)

Balance at December 31, 1992        (140,879)  1,009,014    8,227,454    8,086,575

Net income - 1993                      1,947          --      192,709      194,656

Cash distributions declared          (20,384)         --   (2,018,028)  (2,038,412)

Balance at December 31, 1993        (159,316)  1,009,014    6,402,135    6,242,819

Net income - 1994                      6,825          --      675,715      682,540

Cash distributions declared          (20,384)         --   (2,018,028)  (2,038,412)

Balance at December 31, 1994      $ (172,875)  1,009,014  $ 5,059,822  $ 4,886,947


















[CAPTION]
                   AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

                                 STATEMENT OF CASH FLOWS
                  for the years ended December 31, 1994, 1993 and 1992

                                                  1994         1993          1992
Cash flows from (used in) operating activities:
Net income (loss)                              $   682,540  $   194,656  $(1,016,535)

Adjustments to reconcile net income (loss)
 to net cash from operating activities:
    Depreciation and amortization                  976,507    2,291,765    3,953,885
    (Gain) loss on sale/forfeiture of equipment   (269,648)    (682,980)     530,688
    Increase (decrease) in allowance
      for doubtful accounts                        (45,000)          --       50,000

Changes in assets and liabilities
  Decrease (increase) in:
    rents receivable                               135,776       90,630      312,839
    accounts receivable - affiliate                (40,821)     897,890   (1,002,973)
  Increase (decrease) in:
    accrued interest                               (17,914)     (12,786)       3,415
    accrued liabilities                            (48,500)      (8,500)      34,522
    accrued liabilities - affiliate                 (9,886)      (7,500)    (217,706)
    deferred rental income                         (18,399)     (35,454)     (18,635)

      Net cash from operating activities         1,344,655    2,727,721    2,629,500

Cash flows from (used in) investing activities:
  Purchase of equipment                            (16,420)          --           --
  Proceeds from equipment sales                    357,916      735,401    1,361,615

      Net cash from investing activities           341,496      735,401    1,361,615

Cash flows from (used in) financing activities:
  Proceeds from notes payable                           --      182,044           --
  Principal payments - notes payable              (314,513)      (808,383) (2,322,937)
  Distributions paid                            (2,038,412)     (1,911,011)   (1,521,539)

      Net cash used in financing activities     (2,352,925)  (2,537,350)    (3,844,476)

Net increase (decrease) in cash
  and cash equivalents                            (666,774)     925,772      146,639

Cash and cash equivalents at beginning of year   1,486,204      560,432      413,793

Cash and cash equivalents at end of year       $   819,430  $ 1,486,204  $   560,432


Supplemental disclosure of cash flow information:
    Cash paid during the year for interest     $    27,769  $    67,693  $   222,123

Supplemental disclosure of non-cash investing and financing activities:
  During 1992, the Partnership forfeited equipment to a lender in consideration of forgiveness of the related debt and interest of $805,942.

                AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                December 31, 1994


NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

     The Partnership was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on
April 16, 1987, for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the Managing General Partner (AFG Leasing Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On June 29, 1987 the Partnership issued 1,009,014 units, representing assignments of limited partnership interests (the "Units") to 2,007 investors. Unitholders and Limited Partners (other than the Initial Limited Partner) are collectively referred to as Recognized Owners. The 1,009,014 Units include 54 bonus units. Subsequent to the Partnership's Closing on June 29, 1987, the Partnership had five General Partners: AFG Leasing Incorporated, a Massachusetts corporation, Kestutis J. Makaitis, Daniel J. Roggemann, Martin F. Laughlin and Geoffrey A. MacDonald (collectively the "General Partners"). Messrs. Makaitis, Roggemann and Laughlin subsequently elected to withdraw as Individual General Partners.
The General Partners, each of which is affiliated with American Finance Group ("AFG"), a Massachusetts partnership, are not required to make any other capital contributions to the Partnership, except as may be required under the Uniform Act and Section 6.1(b) of the Restated Agreement, as amended.

     AFG is a successor to the business of American Finance Group, Inc., a Massachusetts corporation engaged since its inception in 1980 in various aspects of the equipment leasing business. In 1990, certain members of AFG's management, principally Geoffrey A. MacDonald, Chief Executive Officer and co-founder of AFG, established AFG Holdings (Massachusetts) Limited Partnership ("Holdings Massachusetts") to acquire ownership and control of AFG. Holdings Massachusetts effected this event by acquiring all of the equity interests of AFG's two partners, AFG Holdings Illinois Limited Partnership ("Holdings Illinois") and AFG Corporation. Holdings Massachusetts incurred significant indebtedness to finance this acquisition, a significant portion of which was scheduled to mature in 1995.

     On December 16, 1994, the senior lender to Holdings Massachusetts (the "Senior Lender") assumed control of its security interests in Holdings Illinois and AFG Corporation and sold all such interests to GDE Acquisitions Limited Partnership, a Massachusetts limited partnership owned and controlled entirely by Gary D. Engle, President and member of the Executive Committee of AFG. As a result of this transaction, GDE Acquisitions Limited Partnership acquired all of the assets, rights and obligations of AFG from the Senior Lender and assumed control of AFG. Geoffrey A. MacDonald remains as Chief Executive Officer of AFG and member of its Executive Committee.

     In 1991, Clou Investments (U.S.A.), Inc. ("CLOU"), a newly formed and wholly-owned subsidiary of Clou Containers GmbH, purchased approximately a five percent (5%) non-voting limited partnership interest (the "Minority Interest") in Holdings Illinois. On October 29, 1992, AFG repurchased the Minority Interest at the purchase price originally paid by CLOU.

     Significant operations commenced June 29, 1987 when the Partnership made its initial equipment purchase. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings will be allocated 99% to the Recognized Owners and 1% to the General Partners until Payout and 85% to the Recognized Owners and 15% to the General Partners after Payout. Payout will occur when the Recognized Owners have received distributions equal to their original investment plus a cumulative annual return of 10% (compounded quarterly) on undistributed invested capital.

     Under the terms of a Management Agreement between the Partnership and AFG, management services are provided by AFG to the Partnership at fees which the Managing General Partner believes to be competitive for similar services.
(Also see Note 4.)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Cash Flows

     For purposes of the statement of cash flows, the Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1994, the Partnership had $815,000 invested in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

Revenue Recognition

     Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $1,851,477 are due as follows:

     For the year ending December 31, 1995          $   817,177
                                      1996              637,016
                                      1997              392,209
                                      1998                2,900
                                      1999                2,175

                                     Total          $ 1,851,477

     Revenue from Northwest Airlines, Inc. of $441,827, $523,635 and $522,221 accounted for 10% or more of the Partnership's lease revenue during the years ended December 31, 1994, 1993 and 1992, respectively.

     During 1994, the Partnership and other affiliated partnerships, executed a renewal lease agreement in connection with an MD-82 aircraft leased by Northwest. Pursuant to the agreement, Northwest will continue to lease the aircraft until July 31, 1997. The Partnership, which owns a 14% interest in this aircraft, will receive $278,815 in lease revenue during the years ending December 31, 1995 and 1996 and $162,642 during the year ending
December 31, 1997.  Such rents are included in the future minimum rents above.

     The Partnership re-leased the L1011-100, in which it owns a 23.46% interest, to Ing Aviation in 1994. This re-lease will generate approximately $556,000 in additional lease revenue for the Partnership through December 1997.

     At December 31, 1992, the Managing General Partner increased the aggregate amount reserved against potentially uncollectable rents to $185,000. This caused a decrease in lease revenue of $50,000 in 1992. The reserve was reviewed and considered adequate as of December 31, 1993. During 1994, the Managing General Partner lowered the reserve to $140,000, resulting in an increase in lease revenue of $45,000 in 1994. It cannot be determined whether the Partnership will recover any past due rents in the future;
however, the Managing General Partner will pursue the collection of all such items.

Equipment on Lease

     All equipment was acquired from AFG, one of its affiliates, including other equipment leasing programs sponsored by AFG, or from third-party sellers. Equipment cost represents asset base price plus acquisition fees and was determined in accordance with the Restated Agreement, as amended, and certain regulatory guidelines. Asset base price is affected by the relationship of the seller to the Partnership as summarized herein. Where the seller of the equipment was AFG or an affiliate, asset base price was the lower of (i) the actual price paid for the equipment by AFG or the affiliate plus all actual costs accrued by AFG or the affiliate while carrying the equipment less the amount of all rents earned by AFG or the affiliate prior to selling the equipment or (ii) fair market value as determined by the Managing General Partner in its best judgment, including all liens and encumbrances on the equipment and other actual expenses. Where the seller of the equipment was a third party who did not manufacture the equipment, asset base price was the lower of (i) the price invoiced by the third party or (ii) fair market value as determined by the Managing General Partner. Where the seller of the equipment was a third party who also manufactured the equipment, asset base price was the manufacturer's invoice price, which price was considered to be representative of fair market value.

Depreciation and Amortization

     The Partnership's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

     Organization costs are amortized using the straight-line method over a period of five years.


Accrued Liabilities - Affiliate

     Unpaid operating expenses paid by AFG on behalf of the Partnership are reported as Accrued Liabilities - Affiliate. (See Note 4.)


Allocation of Profits and Losses

     For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (99% to the Recognized Owners and 1% to the General Partners). See Note 6 concerning allocation of income or loss for income tax purposes.


Net Income (Loss) and Cash Distributions Per Unit

     Net income (loss) and cash distributions per Unit are based on 1,009,014 Units outstanding during each of the three years in the period ended
December 31, 1994 and computed after allocation of the General Partners' 1% share of net income (loss) and cash distributions.


Provision for Income Taxes

     No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

[CAPTION]
NOTE 3 - EQUIPMENT

     The following is a summary or equipment owned by the Partnership at December 31, 1994. In the opinion of AFG, the carrying value of the equipment does not exceed its fair market value.

                                    Lease
                                     Term        Equipment
        Equipment Type             (Months)       at Cost          Location

Aircraft                             36-60      $ 7,649,166    MN/Foreign
Retail store fixtures                 1-72        1,431,673    GA/IN/SC
Motor vehicles                       12-72        1,086,176    IL
Communications                        1-60          816,309    CA/MD/MI/NC/NJ/NY
                                                               VA
Trailers/intermodal containers       36-84          760,402    MI/NC
Medical                              10-60          733,242    NY/TX
Research & test                      17-84          564,602    IN/MI/OH/TX
Locomotives                          57-60          378,818    GA/MI/MO/OH/OK
Tractors & heavy duty trucks          1-72          274,972    LA/NJ/NY/OR
Materials handling                    1-84           84,993    MI/TX
Computers & peripherals               1-60           54,663    CA/DC/DE/IL/NJ/OH
                                                               PA/VA
Photocopying                          1-36            1,192    KS

                      Total equipment cost       13,836,208

                  Accumulated depreciation       (9,246,109)

Equipment, net of accumulated depreciation      $ 4,590,099

     In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by AFG or an affiliated equipment leasing program sponsored by AFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1994, the Partnership's equipment portfolio included equipment having a proportionate original cost of $10,912,632, representing approximately 79% of total equipment cost.

     Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $2,491,000 which had been fully depreciated at December 31, 1994. (See Note 5.)

     Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

     As equipment is sold to third parties or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon the sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, AFG's ability to maximize proceeds from selling or re-leasing the equipment upon expiration of the primary lease terms. At December 31, 1994, the Partnership held equipment for sale or re-lease with a cost of approximately $571,000 which had been fully depreciated. The Managing General Partner is actively seeking the sale or re-lease of all equipment not on lease.

     In 1992, the Partnership changed its estimates of end-of-lease residual values to reflect anticipated deterioration in market values for the Partnership's equipment over the remainder of their primary lease terms. This change in estimate increased depreciation expense and reduced net income by $923,832 ($0.91 per limited partnership unit) in 1992.

[CAPTION]
NOTE 4 - RELATED PARTY TRANSACTIONS

     All operating expenses incurred by the Partnership are paid by AFG on behalf of the Partnership and AFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the three years in the period ended December 31, 1994, which were paid or accrued by the Partnership to AFG or its Affiliates, are as follows:

                                        1994            1993           1992

Equipment management fees           $    78,807     $   101,595    $   201,997
Administrative charges                   12,000          14,955         12,000
Reimbursable operating expenses
  due to third parties                  130,296          89,336        144,789

                          Total     $   221,103     $   205,886    $   358,786

     As provided under the terms of the Management Agreement, AFG is compensated for its services to the Partnership. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, AFG is compensated by an amount equal to 4.75% of Equipment Base Price paid by the Partnership. For management services, AFG is compensated by an amount equal to the lesser of (i) 5% of gross lease rental revenues or
(ii) fees which the Managing General Partner reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Management Agreement. Compensation to AFG for services connected to the sale of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Management Agreement.

     Administrative charges represent amounts owed to AFG, pursuant to Section
10.4 of the Restated Agreement, as amended, for persons employed by AFG who are engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by AFG on behalf of the Partnership which are reimbursed to AFG.

     All equipment was acquired from AFG, one of its affiliates, including other equipment leasing programs sponsored by AFG, or from third-party sellers. The Partnership's Purchase Price was determined by the method described in Note 2.

     All rents and proceeds from the sale of equipment are paid directly to either AFG or to a lender. AFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1994, the Partnership was owed $145,904 by AFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 1995.


NOTE 5 - NOTES PAYABLE

     Notes payable at December 31, 1994 consisted of installment notes of $245,685 payable to banks and institutional lenders. All of the installment notes are non-recourse, with interest rates ranging between 6.25% and 9.63% and are collateralized by the equipment and assignment of the related lease payments. The installment notes will be fully amortized by noncancellable rents.

     The annual maturities of the installment notes payable are as follows:

     For the year ending December 31, 1995     $    236,780
                                      1996            8,905

                                     Total     $    245,685


NOTE 6 - INCOME TAXES

     The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

     For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (99% to the Recognized Owners and 1% to the General Partners). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partners will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partners' tax capital account. At December 31, 1994, the General Partners had a positive tax capital account balance.


[CAPTION]
     The following is a reconciliation between net income or loss reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1994, 1993 and 1992:

                                           1994          1993          1992

Net income (loss)                      $   682,540   $   194,656   $(1,016,535)

     Financial statement depreciation
      in excess of tax depreciation        395,126     1,562,320     3,381,030
     Prepaid rental income                 (18,399)      (35,454)      (18,635)
     Other                                  (7,446)       71,392      (186,359)

Net income for federal income
  tax reporting purposes               $ 1,051,821   $ 1,792,914   $ 2,159,501

[CAPTION]
     The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1994 and 1993:

                                                         1994          1993

Partners' capital                                    $ 4,886,947   $ 6,242,819

Add back selling commissions and
 organization and offering costs                       1,063,602     1,063,602

Financial statement distributions
 in excess of tax distributions                            5,096         5,096

Cumulative difference between federal income
 tax and financial statement income (loss)            (2,911,498)   (3,280,779)

Partners' capital for federal income
 tax reporting purposes                              $ 3,044,147   $ 4,030,738

     Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.


NOTE 7 - LEGAL PROCEEDINGS

     In 1991, a lessee of the Partnership, Healthcare Financial Services, Inc. and Healthcare International, Inc., the guarantor of certain lease obligations of Healthcare Financial Services, Inc., (collectively, the "Debtors") filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code. The Partnership and certain other AFG-sponsored programs filed a proof of claim in this case. The Debtors settled this claim with respect to the Partnership and purchased all of the remaining equipment in 1994, which resulted in a net gain of approximately $6,000 for financial statement purposes. The Chapter 11 proceeding of the Debtors was dismissed on July 21, 1994. This bankruptcy did not have a material adverse effect on the financial position of the Partnership.

     In 1991 and 1992, respectively, Linda Vista Community Hospital and Florida Hospital Corporation (collectively, the "Debtors"), lessees of the Partnership, filed for protection under Chapters 7 and 11, respectively, of the Bankruptcy Code. The Partnership and certain other AFG-sponsored programs, filed proofs of claim in each case. Pursuant to a Release Agreement, the Debtors settled all outstanding claims on February 28, 1994 by acquiring all affected equipment owned by the Partnership for $20,007. This resulted in a net gain of $20,007, for financial statement purposes, which was recorded in March 1994. These bankruptcies did not have a material adverse effect on the financial position of the Partnership.

    On March 15, 1993, Herman's Sporting Goods, Inc., a lessee of the Partnership (the "Debtor"), filed for protection under Chapter 11 of the Bankruptcy Code in the United States District Court, Trenton, New Jersey. The Chapter 11 proceeding remains pending. Certain unpaid rents were scheduled by the Debtor as unsecured claims. Upon order of the Bankruptcy Court, renewal rental schedules for all equipment leased to the Debtor were executed and are currently in effect. On August 23, 1994, the Court confirmed the Debtor's First Modified Plan of Reorganization, as Amended and Modified, and the Partnership received payment from the Debtor with respect to its unsecured claims. The Partnership's equipment portfolio includes equipment on lease to this lessee with an original cost of approximately $52,000, which is fully depreciated for financial reporting purposes and represents less than 1% of the Partnership's aggregate equipment portfolio at December 31, 1994. All scheduled lease rents from this lessee have been collected to date and the Partnership has not experienced any material losses as a result of this bankruptcy.

     In July 1993, Fred Meyer, Inc. (the "Plaintiff"), in anticipation of a declaration of lease default by AFG, filed a complaint against AFG (the "Defendant") in the Circuit Court of the State of Oregon as a result of a dispute which arose between the Plaintiff and the Defendant concerning holdover rents due to the Partnership with respect to certain equipment and the fair market value of such equipment leased by the Partnership to the Plaintiff. AFG filed an answer to the Plaintiff's complaint and asserted a counterclaim seeking monetary damages. A Settlement Agreement, including dismissal of this case, was executed on June 22, 1994 and resulted in the Plaintiff's payment of $161,822 to the Partnership for rent and residual proceeds. The equipment dispositions resulted in a net gain of $37,167, for financial statement purposes, which the Partnership recorded in June 1994. This settlement did not have a material adverse effect on the financial position of the Partnership.

     In 1993, Healthcare Enterprises of North Texas Ltd. (d.b.a. "Wylie Hospital"), a lessee of the Partnership, filed for protection under Chapter 11 of the Bankruptcy Code in the Eastern District of Texas. The Chapter 11 proceeding remains pending. AFG, on behalf of the Partnership and certain other AFG-sponsored programs, filed a proof of claim in this matter. At December 31, 1994, equipment leased to this lessee had a cost of $36,517, which was fully depreciated for financial reporting purposes. Pursuant to order of the U.S. District Bankruptcy Court, Wylie Hospital must pay $11,000 to the Partnership for settlement of this matter. To date, Wylie Hospital has paid $8,250 towards the settlement amount. In the event that Wylie Hospital defaults on its payment obligations, American Healthcare Management, the Guarantor of this lessee's obligations, is responsible for making payment to the Partnership. This bankruptcy is not expected to have a material adverse effect on the financial position of the Partnership.

NOTE 8 - SUBSEQUENT EVENT

     On January 10, 1995, AFG entered into a series of agreements (the "Agreements") with PLM International, Inc., a Delaware corporation headquartered in San Francisco, California ("PLM"), whereby PLM will: (i) purchase certain of AFG's assets and (ii) provide certain accounting, asset management, and investor services to AFG and AFG's affiliates, including the Partnership and all other equipment leasing programs currently managed by AFG. The Agreements specify several terms and conditions necessary to effect a closing, which event is expected to occur between July 1, 1995 and September 30, 1995. However, the parties may choose to consummate or terminate the transaction at an earlier date by mutual agreement. Commencing with the transaction closing date (hereafter the "Effective Date"), AFG will be prohibited by agreement from sponsoring any equipment leasing investment program or pursuing certain other business interests which compete with PLM for a period of five years.

     PLM has organized American Finance Group Corporation ("AFGC") pursuant to the laws of the State of Florida to assume substantially all of PLM's contractual obligations to AFG and AFG's affiliates under the Agreements, including all accounting, asset management, and investor services for the Partnership. AFG will continue to be Manager for the Partnership and will retain ownership and control of the Managing General Partner and all authority with respect thereto. The majority of AFG's existing employees, including its lease origination and general operations staff, will become employees of AFGC at the Effective Date. Gary D. Engle, President and Chief Operating Officer of AFG, will assume a similar role with AFGC at such date. AFG's executive management believes this transaction represents a positive development which will not adversely affect the Partnership or the other equipment leasing programs sponsored and managed by AFG.


               AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1994, 1993 and 1992

    The Partnership classifies all rents from leasing equipment as lease revenue. Upon expiration of the primary lease terms, equipment may be sold, rented on a month-to-month basis or re-leased for a defined period under a new or extended lease agreement. The proceeds generated from selling or re-leasing the equipment, in addition to any month-to-month revenues, represent the total residual value realized for each item of equipment. Therefore, the financial statement gain or loss, which reflects the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition, may not reflect the aggregate residual proceeds realized by the Partnership for such equipment.


[CAPTION]
    The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1994, 1993 and 1992.

                                          1994           1993           1992

    Rents earned prior to
     disposal of equipment,
     net of interest charges          $ 2,914,616    $ 4,652,725    $ 6,094,668

    Sale proceeds, including
     forgiveness of debt,
     realized upon disposition
     of equipment                         357,916        735,401      2,167,557

    Total cash generated from rents
     and equipment sale proceeds        3,272,532      5,388,126      8,262,225

    Original acquisition cost of
     equipment disposed                 2,881,579      4,931,614      7,969,935

    Excess of total cash generated
     to cost of equipment disposed    $   390,953    $   456,512    $   292,290

[CAPTION]
               AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1994


                                                      Sales and
                                        Operations   Refinancings      Total

Net income                              $  412,892   $    269,648   $   682,540

Add back:
  Depreciation                             976,507             --       976,507
  Management fees                           78,807             --        78,807
  Book value of disposed equipment              --         88,268        88,268
  Decrease in allowance for
   doubtful accounts                       (45,000)            --       (45,000)

Less:
  Principal reduction of notes
    payable                               (314,513)            --      (314,513)

  Cash from operations, sales
    and refinancings                     1,108,693        357,916     1,466,609

Less:
  Management fees                          (78,807)            --       (78,807)

  Distributable cash from operations,
   sales and refinancings                1,029,886        357,916     1,387,802

Other sources and uses of cash:
  Cash at beginning of year              1,486,204             --     1,486,204
  Purchase of equipment                    (16,420)            --       (16,420)
  Net change in receivables
    and accruals                               256             --           256

Less:
  Cash distributions paid               (1,680,496)      (357,916)   (2,038,412)

Cash at end of year                     $  819,430   $         --   $   819,430


               AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

      SCHEDULE OF COSTS REIMBURSED TO THE MANAGING GENERAL PARTNER AND ITS
            AFFILIATES AS REQUIRED BY SECTION 10.4 OF THE AMENDED AND RESTATED AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                December 31, 1994




     For the year ended December 31, 1994, the Partnership reimbursed the Managing General Partner and its Affiliates for the following costs:



     Operating expenses                                   $ 142,606