Form 10-K, Exhibit 13
period 1995-12-31
AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP
filed 1996-04-01
CIK 808512

                                                          -1-

                         AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

                                       INDEX TO ANNUAL REPORT TO THE PARTNERS



                                                                                                                      Page

SELECTED FINANCIAL DATA                                                                                                   2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                                                                     3-6


FINANCIAL STATEMENTS:

Report of Independent Auditors                                                                                            7

Statement of Financial Position
at December 31, 1995 and 1994                                                                                             8

Statement of Operations
for the years ended December 31, 1995, 1994 and 1993                                                                      9

Statement of Changes in Partners' Capital
for the years ended December 31, 1995, 1994 and 1993                                                                     10

Statement of Cash Flows
for the years ended December 31, 1995, 1994 and 1993                                                                     11

Notes to the Financial Statements                                                                                     12-20



ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                                                                  21

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                                                                  22

Schedule of Costs  Reimbursed to the Managing General Partner and its Affiliates
as  Required  by  Section  10.4  of  the  Amended  and  Restated  Agreement  and
Certificate of
Limited Partnership                                                                                                      23




                             SELECTED FINANCIAL DATA

        The  following  data  should be read in  conjunction  with  Management's
Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

        For each of the five years in the period ended December 31, 1995:

      Summary of
       Operations                1995               1994                1993                1992                 1991

Lease revenue               $         915,325   $      1,576,139    $      2,031,903    $      4,039,951     $      5,297,113
Net income (loss)           $        (376,288)  $         682,540   $         194,656   $     (1,016,535)   $        (314,002)
Per Unit:
      Net income (loss)     $                   $                   $                   $                   $
                            (0.37)              0.67                0.19                (1.00)              (0.31)

      Cash distributions    $                   $                   $                   $                   $
                            1.00                2.00                2.00                1.50                2.06


            Financial

   Position

   Total assets             $       3,803,973   $      5,703,303    $      7,468,387    $      9,875,321     $    15,740,678

   Total long-term
      obligations           $                   $         245,685   $         560,198   $      1,186,537    $      4,250,940
                                       8,904

   Partners' capital        $       3,491,454   $      4,886,947    $      6,242,819    $      8,086,575     $    10,631,919



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                   Year ended  December  31, 1995  compared to
                            the year  ended  December  31,  1994 and the year
                             ended December 31, 1994
                            compared to the year ended December 31, 1993

Overview

         As an equipment leasing partnership, American Income Partners III-A Limited Partnership (the "Partnership") was organized to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Partnership was designed to progress through three principal phases: acquisitions, operations, and liquidation. During the operations phase, a period of approximately six years, all equipment in the Partnership's portfolio progresses through various stages. Initially, all equipment generates rental revenues under primary term lease agreements. During the life of the Partnership, these agreements expire on an intermittent basis and equipment held pursuant to the related leases are renewed, re-leased or sold, depending on prevailing market conditions and the assessment of such conditions by American Finance Group ("AFG") to obtain the most advantageous economic benefit. Over time, a greater portion of the Partnership's original equipment portfolio becomes available for remarketing and cash generated from operations and from sales or refinancings begins to fluctuate. Ultimately, all equipment will be sold and the Partnership will be dissolved. In accordance with the Partnership's stated investment objectives and policies, the Managing General Partner is considering the winding-up of the Partnership's operations, the liquidation of its entire portfolio. The Partnership's operations commenced in 1987.

Results of Operations

        For the year ended December 31, 1995, the Partnership recognized lease revenue of $915,325 compared to $1,576,139 and $2,031,903 for the years ended December 31, 1994 and 1993, respectively. The decrease in lease revenue between 1993 and 1995 was expected and resulted principally from primary and renewal lease term expirations and the sale of equipment. The Partnership also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments.

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

         In 1995, the Partnership sold equipment which had been fully depreciated to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $170,679 compared to a net gain in 1994 of $269,648, on equipment having a net book value of $88,268 and a net gain in 1993 of $682,980, on equipment having a net book value of $52,421.

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

         Depreciation expense was $599,372, $976,507, and $2,291,765 for the years ended December 31, 1995, 1994 and 1993, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and
(ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. (See Note 2 to the financial statements herein.)

         The Partnership recorded a write-down of the carrying value of its interest in an L1011-50 aircraft representing an impairment, during the year ended December 31, 1995. The resulting charge, $734,600 ($0.72 per limited partnership unit) in 1995 was based on a comparison of the estimated net realizable value and corresponding carrying value for the Partnership's interest in the aircraft.

         Net realizable value was estimated based on (I) third-party appraisals of the Partnership's aircraft and (ii) AFG's assessment of prevailing market conditions for similar aircraft. In recent years, market values for used commercial jet aircraft have deteriorated. Consistent price competition and other pressures within the airline industry have inhibited sustained profitability for many carriers. Most major airlines have had to re-evaluate their aircraft fleets and operating strategies. Such issues complicate the determination of net realizable value for specific aircraft, and particularly used aircraft, because cost-benefit and market considerations may differ significantly between major airlines. Aircraft condition, age, passenger capacity, distance capability, fuel efficiency, and other factors also influence market demand and market value for passenger jet aircraft.

         Interest expense was $2,095 or less than 1% of lease revenue in 1995, $9,855 or less than 1% of lease revenue in 1994, and $54,907 or 2.7% of lease revenue in 1993. In the future, interest expense will be minimal due to the scheduled maturity of the Partnership's debt obligations in 1996.

         Management fees were 5% of lease revenue in each of the years ended December 31, 1995, 1994 and 1993 and will not change as a percentage of lease revenue in future years.

         Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed. Collectively, operating expenses represented approximately 11.8%, 9%, and 5.1% of lease revenue in 1995, 1994 and 1993, respectively. Operating expenses in 1994 include repair and maintenance costs incurred in connection with the re-lease of an L1011-50 aircraft to a third party. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

Liquidity and Capital Resources and Discussion of Cash Flows

         The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $1,114,799, $1,344,655, and $2,727,721 in 1995, 1994 and 1993, respectively. Future renewal, re-lease and equipment sale activities will cause a gradual decline in the Partnership's lease revenues and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Partnership experiences a higher frequency of remarketing events.

         During 1995, the Partnership and other affiliated partnerships, executed a renegotiated and extended lease agreement in connection with two DC-10-40 aircraft leased by Northwest Airlines, Inc. ("Northwest"). Pursuant to the agreement, Northwest will continue to lease these aircraft until September 3, 2000. The Partnership, which owns a 1.84% interest in these aircraft, will receive $55,080 each year through December 31, 1999 and $41,310 during the year ending December 31, 2000.

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

         Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. In 1994, the Partnership capitalized $16,420 in connection with an upgrade of the L1011-50 aircraft. During 1995, the Partnership realized $170,679 in equipment sale proceeds compared to $357,916 and $735,401 in 1994 and 1993, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

         The Partnership obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. Cash inflows of $182,044 in 1993 resulted from leveraging a portion of the Partnership's equipment portfolio with third-party lenders. No leveragings of equipment occurred in 1995 or 1994.

         Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. The Partnership's notes payable will be fully amortized in 1996.

         Cash distributions to the Recognized Owners and General Partners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1995, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $1,019,205. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended"), the Recognized Owners were allocated 99% of these distributions, or $1,009,013, and the General Partners were allocated 1%, or $10,192. The fourth quarter 1995 cash distribution was paid on January 22, 1996.

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

         The future liquidity of the Partnership will be influenced by the foregoing and will be greatly dependent upon the collection of contractual rents and the outcome of residual activities. The Managing General Partner anticipates that cash proceeds resulting from these sources will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods will fluctuate. Equipment lease expirations and asset disposals will cause the Partnership's net cash from operating activities to diminish over time; and equipment sale proceeds will vary in amount and period of realization. In addition, the Partnership may be required to incur asset refurbishment or upgrade costs in connection with future remarketing activities. Accordingly, fluctuations in the level of quarterly cash distributions will occur during the life of the Partnership.

                                              REPORT OF INDEPENDENT AUDITORS


To the Partners of American Income Partners III-A Limited Partnership:

         We have audited the accompanying statements of financial position of American Income Partners III-A Limited Partnership as of December 31, 1995 and 1994, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income
Partners III-A Limited Partnership at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

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





                                                              ERNST & YOUNG LLP






Boston, Massachusetts
March 12, 1996

                           The accompanying notes are an integral part

                                            of these financial statements.

                                                         -11-

                AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1995 and 1994



   ASSETS                                                                     1995                             1994

   Cash and cash equivalents                                                $     530,418                    $     819,430

   Rents receivable, net of allowance for doubtful
        accounts of $97,000 and $140,000 at
        December 31, 1995 and 1994, respectively                                   13,711                          147,870

   Accounts receivable - affiliate                                                  3,717                          145,904

   Equipment at cost, net of accumulated
        depreciation of $7,354,059 and $9,246,109
        at December 31, 1995 and 1994, respectively                             3,256,127                        4,590,099

            Total assets                                                     $  3,803,973                     $  5,703,303


   LIABILITIES AND PARTNERS' CAPITAL

   Notes payable                                                          $         8,904                    $     245,685
   Accrued interest                                                                    27                            5,627
   Accrued liabilities                                                             42,500                           15,500
   Accrued liabilities - affiliate                                                 19,181                            2,776
   Deferred rental income                                                          50,808                           37,165
   Cash distributions payable to partners                                         191,099                          509,603

            Total liabilities                                                     312,519                          816,356

   Partners' capital (deficit):
        General Partners                                                         (186,830)                        (172,875)
        Limited Partnership Interests (1,009,014
        Units; initial purchase price of $25 each)                              3,678,284                        5,059,822

            Total partners' capital                                             3,491,454                        4,886,947

            Total liabilities and partners' capital                          $  3,803,973                     $  5,703,303




                  AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1995, 1994 and 1993



                                                            1995                      1994                      1993
Income:
     Lease revenue                                        $    915,325                $ 1,576,139               $ 2,031,903
     Interest income                                            27,917                     44,218                    32,331
     Gain on sale of equipment                                 170,679                    269,648                   682,980
         Total income                                        1,113,921                  1,890,005                 2,747,214

Expenses:

     Depreciation                               599,372                         976,507               2,291,765

      Write-down of equipment                                  734,600                         --                        --

     Interest expense                                            2,095                      9,855     54,907

     Equipment management
         fees - affiliate                                       45,766                     78,807                   101,595

     Operating expenses - affiliate                            108,376                    142,296                   104,291
         Total expenses                                      1,490,209                  1,207,465                 2,552,558


Net income (loss)                                         $   (376,288)              $    682,540              $    194,656


Net income (loss)
     per limited partnership unit                     $         (0.37)           $          0.67           $          0.19

Cash distributions declared
     per limited partnership unit                    $          1.00            $          2.00           $          2.00



                                    AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

                                         STATEMENT   OF  CHANGES  IN   PARTNERS'
                                   CAPITAL  for the  years  ended  December  31,
                                   1995, 1994 and 1993


                                                General
                                                Partners                   Recognized Owners

                                                 Amount                Units               Amount              Total

Balance at December 31, 1992                   $    (140,879)            1,009,014         $ 8,227,454          $  8,086,575
                                                        5,489
Net income - 1993                                      1,947                    --             192,709               194,656

Cash distributions declared                          (20,384)                   --          (2,018,028)           (2,038,412)

Balance at December 31, 1993                        (159,316)            1,009,014           6,402,135             6,242,819

Net income - 1994                                      6,825                    --             675,715               682,540

Cash distributions declared                          (20,384)                   --          (2,018,028)           (2,038,412)

Balance at December 31, 1994                        (172,875)            1,009,014           5,059,822             4,886,947

Net loss - 1995                                       (3,763)                   --            (372,525)             (376,288)

Cash distributions declared                          (10,192)                   --          (1,009,013)           (1,019,205)

Balance at December 31, 1995                   $    (186,830)            1,009,014         $ 3,678,284           $ 3,491,454




                AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1995, 1994 and 1993


                                                                     1995                  1994                  1993

Cash flows from (used in) operating activities:
Net income (loss)                                                  $    (376,288)        $     682,540         $     194,656

Adjustments  to  reconcile  net  income  (loss)  to  net  cash  from   operating
     activities:
         Depreciation                                                    599,372               976,507             2,291,765
             Write-down of equipment                                     734,600                    --                    --
         Gain on sale of equipment                                      (170,679)             (269,648)             (682,980)
         Decrease in allowance for doubtful accounts                     (43,000)              (45,000)                   --

Changes in assets and liabilities:
     Decrease (increase) in:
         rents receivable                                                177,159               135,776                90,630
         accounts receivable - affiliate                                 142,187               (40,821)              897,890
     Increase (decrease) in:
         accrued interest                                                 (5,600)              (17,914)              (12,786)
         accrued liabilities                                              27,000               (48,500)               (8,500)
         accrued liabilities - affiliate                                  16,405                (9,886)               (7,500)
         deferred rental income                                           13,643               (18,399)              (35,454)

             Net cash from operating activities                        1,114,799             1,344,655             2,727,721

Cash flows from (used in) investing activities:
     Purchase of equipment                                                    --               (16,420)                  --
     Proceeds from equipment sales                                       170,679                357,916              735,401

             Net cash from investing activities                          170,679               341,496               735,401
Cash flows from (used in) financing activities:
     Proceeds from notes payable                                              --                    --               182,044
     Principal payments - notes payable                                 (236,781)             (314,513)             (808,383)
     Distributions paid                                               (1,337,709)           (2,038,412)           (1,911,011)

             Net cash used in financing activities                    (1,574,490)           (2,352,925)           (2,537,350)

Net increase (decrease) in cash
     and cash equivalents                                               (289,012)             (666,774)              925,772

Cash and cash equivalents at beginning of year                           819,430             1,486,204               560,432

Cash and cash equivalents at end of year                           $     530,418         $     819,430          $  1,486,204


Supplemental disclosure of cash flow information:
     Cash paid during the year for interest                      $         7,695        $       27,769        $       67,693


                                                       -23-
                        AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP Notes to the Financial Statements

                                December 31, 1995




NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

         The Partnership was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on April 16, 1987, for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the Managing General Partner (AFG Leasing Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On June 29, 1987 the Partnership issued 1,009,014 units, representing assignments of limited partnership interests (the "Units") to 2,007 investors. Unitholders and Limited Partners (other than the Initial Limited Partner) are collectively referred to as Recognized Owners. The 1,009,014 Units include 54 bonus units. Subsequent to the Partnership's Closing on June 29, 1987, the Partnership had five General Partners: AFG Leasing Incorporated, a Massachusetts corporation, Kestutis J. Makaitis, Daniel J. Roggemann, Martin F. Laughlin and Geoffrey A. MacDonald (collectively the "General Partners"). Messrs. Makaitis, Roggemann and Laughlin subsequently elected to withdraw as Individual General Partners. The General Partners, each of which is affiliated with American Finance Group ("AFG"), a Massachusetts partnership, are not required to make any other capital contributions to the Partnership, except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

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

                         AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Cash Flows

         The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1995, the Partnership had $525,000 invested in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

Revenue Recognition

         Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $1,234,458 are due as follows:

                For the year ending December 31, 1996                         $   630,624
                                                 1997                             447,289
                                                 1998                              57,980
                                                 1999                              57,255
                                                 2000                              41,310

                                                Total                          $1,234,458


         Revenue from major  individual  lessees which accounted for 10% or more of lease revenue in each of the past three years is as follows:
                                                                      1995                  1994                  1993

Northwest Airlines, Inc.                                        $        360,285      $       441,827       $       523,635
ING Aviation Lease                                              $        176,874                   --                    --


         During 1995, the Partnership and other affiliated partnerships, executed a renegotiated and extended lease agreement in connection with two DC-10-40 aircraft leased by Northwest Airlines, Inc. ("Northwest"). Pursuant to the agreement, Northwest will continue to lease these aircraft until September 3, 2000. The Partnership which owns a 1.84% interest in these aircraft, will receive $55,080 each year through December 31, 1999 and $41,310 during the year ending December 31, 2000.

         During 1994, the Managing General Partner lowered the aggregate amount reserved against potentially uncollectable rents to $140,000. This resulted in an increase to lease revenue of $45,000 in 1994. During 1995, this reserve was further reduced to $97,000 resulting in an increase to lease revenue of $43,000 in 1995. It cannot be determined whether the Partnership will recover any past due rents in the future; however, the Managing General Partner will pursue the collection of all such items.

Use of Estimates

         The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

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

Depreciation

         The Partnership's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between
(i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the Managing General Partner evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value. Such adjustments are reflected separately on the accompanying Statement of Operations as Write-Down of Equipment.

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

Accrued Liabilities - Affiliate

         Unpaid operating expenses paid by AFG on behalf of the Partnership are reported as Accrued Liabilities Affiliate. (See Note 4.)



Allocation of Profits and Losses

         For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (99% to the Recognized Owners and 1% to the General Partners). See Note 6 concerning allocation of income or loss for income tax purposes.

Net Income (Loss) and Cash Distributions Per Unit

         Net income (loss) and cash distributions per Unit are based on 1,009,014 Units outstanding during each of the three years in the period ended December 31, 1995 and computed after allocation of the General Partners' 1% share of net income (loss) and cash distributions.

Provision for Income Taxes

         No   provision  or  benefit  from  income  taxes  is  included  in  the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Impact of Recently Issued Accounting Standards

         In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Partnership will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the impact of adoption to be material to the financial statements of the Partnership.


NOTE 3 - EQUIPMENT

         The following is a summary or equipment owned by the Partnership at December 31, 1995. In the opinion of AFG, the acquisition cost of the equipment did not exceed its fair market value.



                                            Lease
                                            Term                Equipment
           Equipment      Type             (Months)               at Cost
                                                                                            Location

Aircraft                                   36-108              $ 7,649,166           MN/Foreign
Motor vehicles                              12-72                1,086,176           IL
Trailers/intermodal containers              36-84                  760,402           MI/NC
Locomotives                                 57-60                  378,818           GA/MI/MO/OH/OK
Retail store fixtures                        1-72                  351,938           IN
Tractors and heavy-duty trucks               1-72                  139,915           LA/OR
Research and test                           17-84                  105,268           MI/OH
Materials handling                           1-84                   84,993           MI/TX
Communications                               1-60                   51,508           NJ/NY
Computers and peripherals                    1-60                    2,002           PA

                             Total equipment cost                10,610,186

                         Accumulated depreciation               (7,354,059)
       Equipment, net of accumulated depreciation              $ 3,256,127


         In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by AFG or an affiliated equipment leasing program sponsored by AFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1995, the Partnership's equipment portfolio included equipment having a proportionate original cost of $9,116,147, representing approximately 86% of total equipment cost.

         Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $352,000 which had been fully depreciated at December 31, 1995. (See Note 5.)

         Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

         As equipment is sold to third parties or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon the sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, AFG's ability to maximize proceeds from selling or re-leasing the equipment upon expiration of the primary lease terms. At December 31, 1995, the Partnership held equipment for sale or re-lease with a cost of approximately $111,000 which had been fully depreciated. The Managing General Partner is actively seeking the sale or re-lease of all equipment not on lease.

         The Partnership recorded a write-down of the carrying value of its interest in an L1011-50 aircraft representing an impairment, during the year ended December 31, 1995. The resulting charge, $734,600 ($0.72 per limited partnership unit) in 1995 was based on a comparison of the estimated net realizable value and corresponding carrying value for the Partnership's interest in the aircraft.


NOTE 4 - RELATED PARTY TRANSACTIONS

         All operating  expenses  incurred by the Partnership are paid by AFG on behalf of the  Partnership  and AFG is  reimbursed  at its actual  cost for such expenditures.  Fees and other costs  incurred  during each of the three years in the  period  ended  December  31,  1995,  which  were  paid  or  accrued  by the
Partnership to AFG or its Affiliates, are as follows:
                                                              1995                      1994                      1993

Equipment management fees                                  $     45,766              $     78,807               $   101,595
Administrative charges                                           21,000                    12,000                    14,955
Reimbursable operating expenses
     due to third parties                                        87,376                   130,296                    89,336

                               Total                        $   154,142               $   221,103               $   205,886


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

         All rents and proceeds from the sale of equipment are paid directly to either AFG or to a lender. AFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1995, the Partnership was owed $3,717 by AFG for such funds and the interest thereon.
These funds were remitted to the Partnership in January 1996.

         On August 18, 1995, Atlantic Acquisition Limited Partnership ("AALP"), a newly formed Massachusetts limited partnership owned and controlled by certain principals of AFG, commenced a voluntary cash Tender Offer (the "Offer") for up to approximately 45% of the outstanding units of limited partner interest in this Partnership and 20 affiliated partnerships sponsored and managed by AFG. The Offer was subsequently amended and supplemented in order to provide additional disclosure to unitholders; increase the offer price; reduce the number of units sought to approximately 35% of the outstanding units; and extend the expiration date of the Offer to October 20, 1995. Following commencement of the Offer, certain legal actions were initiated by interested persons against AALP, each of the general partners (4 in total) of the 21 affected programs, and various other affiliates and related parties. One action, a class action brought in the United States District Court for the District of Massachusetts (the "Court") on behalf of the unitholders (limited partners), sought to enjoin the Offer and obtain unspecified monetary damages. A settlement of this litigation was approved by the Court on November 15, 1995. A second class action, brought in the Superior Court of the Commonwealth of Massachusetts (the "Superior Court") seeking to enjoin the Offer, obtain unspecified monetary damages, and intervene in the first class action, was dismissed by the Superior Court. The Plaintiffs have filed an appeal in this matter. The Recognized Owners of the Partnership tendered approximately 101,615 units or 10.07% of the total outstanding units of the Partnership to AALP. The operations of the Partnership are not expected to be adversely affected by these proceedings or settlements.


NOTE 5 - NOTES PAYABLE

        Notes payable at December 31, 1995 consisted of installment notes of $8,904 payable to a bank. All of the installment notes are non-recourse, with an interest rate of 7.13% and are collateralized by the equipment and assignment of the related lease payments. The installment notes will be fully amortized by noncancellable rents in the year ending December 31, 1996.


NOTE 6 - INCOME TAXES

         The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

         For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (99% to the Recognized Owners and 1% to the General Partners). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partners will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partners' tax capital account. At December 31, 1995, the General Partners had a positive tax capital account balance.

         The following is a reconciliation between net income (loss) reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995, 1994 and 1993.




                                                            1995                      1994                      1993
Net income (loss)                                         $    (376,288)             $     682,540             $     194,656
     Financial statement depreciation in
         excess of tax depreciation                            270,656                    395,126                 1,562,320
       Write-down of equipment                                 734,600                          --                        --
     Prepaid rental income                                       13,643                    (18,399)                  (35,454)
     Other                                                      (20,500)                    (7,446)                   71,392
Net income for federal income tax
    reporting purposes                                    $     622,111              $   1,051,821              $  1,792,914


         The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995 and 1994:

                                                                                       1995                      1994
Partners' capital                                                                   $  3,491,454               $  4,886,947

Add back selling commissions and
     organization and offering costs                                                    1,063,602                 1,063,602

Financial statement distributions
     in excess of tax distributions                                                         1,911                     5,096

Cumulative difference between federal income
     tax and financial statement income (loss)                                        (1,913,099)                (2,911,498)

Partners' capital for federal income
     tax reporting purposes                                                          $  2,643,868              $  3,044,147


         Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.


NOTE 7 - LEGAL PROCEEDINGS

         In 1993, Healthcare Enterprises of North Texas Ltd. (d.b.a. "Wylie Hospital"), a lessee of the Partnership, filed for protection under Chapter 11 of the Bankruptcy Code in the Eastern District of Texas. The Chapter 11 proceeding remains pending. AFG, on behalf of the Partnership and certain other AFG-sponsored programs, filed a proof of claim in this matter. Equipment leased to this lessee had a cost of approximately $36,500 at the time of the bankruptcy filing. The Partnership sold the equipment in May 1995 and recognized a net gain of $455 for financial statement purposes. Pursuant to the order of the Bankruptcy Court, Wylie Hospital was required to pay $11,000 to the Partnership for settlement of this matter, which amount was paid in full as of April 1995. This bankruptcy did not have a material adverse effect on the financial position of the Partnership.

         On March 15, 1993, Herman's Sporting Goods, Inc., a lessee of the Partnership (the "Debtor") filed for protection under Chapter 11 of the
Bankruptcy Code in the United States District Court, Trenton, New Jersey. The Chapter 11 proceeding remains pending. Certain unpaid rents due to the Partnership were scheduled by the Debtor as unsecured claims. Upon order of the Bankruptcy Court, renewal rental schedules for all equipment leased to the Debtor by the Partnership were executed and are currently in effect. On August 23, 1994, the Court confirmed the Debtor's First Modified Plan of Reorganization, as Amended and Modified, and the Partnership has received two of the three scheduled payments from the Debtor with respect to its unsecured claims. The Partnership's equipment portfolio includes equipment on lease to the Debtor with an original cost of approximately $52,000, which is fully depreciated for financial reporting purposes and represents less than 1% of the Partnership's aggregate equipment portfolio at December 31, 1995. All scheduled renewal lease rents from the Debtor have been collected to date and the Partnership has not experienced any material losses as a result of this bankruptcy.


NOTE 8 - SUBSEQUENT EVENT

         On January 1, 1995, AFG entered into a series of agreements with PLM International, Inc., a Delaware corporation headquartered in San Francisco, California ("PLM"), whereby PLM would: (i) purchase, in a multi-step transaction, certain of AFG's assets and (ii) provide accounting, asset management and investor services to AFG and certain of AFG's affiliates, including the Partnership and all other equipment leasing programs managed by AFG (the "Investment Programs").

         On January 3, 1996, AFG and PLM executed an amendment to the 1995 agreements whereby PLM purchased: (i) AFG's lease origination business and associated contracts, (ii) the rights to the name "American Finance Group" and associated logo, and (iii) certain furniture, fixtures and computer software. PLM hired AFG's marketing force and certain other support personnel effective January 1, 1996 in connection with the transaction and relinquished its responsibilities under the 1995 agreements to provide accounting, asset management and investor services to AFG, its affiliates and the Investment Programs after December 31, 1995. Accordingly, AFG and its affiliates retain ownership and control and all authority and rights with respect to each of the general partners or managing trustees of the Investment Programs; and AFG, as Manager, will continue to provide accounting, asset management and investor services to the Partnership.

         Pursuant to the 1996 amendment to the 1995 agreements, AFG and certain of its affiliates agreed not to compete with the lease origination business sold to PLM for a period of five years. AFG reserved the right to satisfy all equipment needs of the Partnership and all other Investment Programs and reserved certain other rights not material to the Partnership. AFG also agreed to change its name, except where it is used in connection with the Investment Programs. AFG's management considers the amendment to the 1995 agreements to be in the best interest of AFG and the Partnership.



                                    AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

                              SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

                                   for the years ended December 31, 1995, 1994 and 1993


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

         The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1995, 1994 and 1993.

                                                             1995                      1994                      1993

Rents earned prior to disposal of
     equipment, net of interest charges                    $  3,305,414             $  2,914,616               $  4,652,725

Sale proceeds realized upon
     disposition of equipment                                  170,679                   357,916                    735,401

Total cash generated from rents
     and equipment sale proceeds                              3,476,093                3,272,532                  5,388,126

Original acquisition cost of
     equipment disposed                                      3,226,022                 2,881,579                  4,931,614

Excess of total cash generated
     to cost of equipment disposed                       $     250,071             $     390,953              $     456,512





                                    AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                                                  SALES AND REFINANCINGS

                                           for the year ended December 31, 1995

                                                                                     Sales and
                                                           Operations               Refinancings               Total

Net income (loss)                                            $ (546,967)        $         170,679             $  (376,288)

  Add back:
     Depreciation                                               599,372                        --                  599,372
      Write-down of equipment                                   734,600                        --                  734,600
     Management fees                                             45,766                        --                   45,766
     Decrease in allowance for doubtful account                 (43,000)                       --                  (43,000)

  Less:
     Principal reduction of notes payable                      (236,781)                        --                (236,781)

     Cash from operations, sales and refinancings               552,990                   170,679                  723,669

  Less:
     Management fees                                            (45,766)                       --                  (45,766)

Distributable cash from operations, sales
     and refinancings                                           507,224                   170,679                  677,903

Other sources and uses of cash:
     Cash at beginning of year                                  819,430                        --                  819,430
     Net change in receivables and accruals                     370,794                        --                  370,794

Less:
     Cash distributions paid                                 (1,167,030)                 (170,679)              (1,337,709)

Cash at end of year                                    $        530,418                        --         $        530,418



                      AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

       SCHEDULE OF COSTS REIMBURSED TO THE MANAGING GENERAL PARTNER AND ITS
              AFFILIATES AS REQUIRED BY SECTION 10.4 OF THE AMENDED AND
                   RESTATED AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                December 31, 1995




         For the year ended December 31, 1995, the Partnership reimbursed the Managing General Partner and its Affiliates for the following costs:



         Operating expenses                                       $       92,699