Form 10-K/A, Exhibit 13
period 1995-12-31
AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP
filed 1996-04-09
CIK 808512

              AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

                    INDEX TO ANNUAL REPORT TO THE PARTNERS


                                                                            Page
                                                                            ----
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

        For each of the five years in the period ended December 31, 1995:


       Summary of
       Operations                1995               1994                1993                1992                 1991
- -------------------------     -------------       -------------        -------------        --------------         --------------
Lease revenue                 $     915,325       $   1,576,139        $   2,031,903        $    4,039,951         $    5,297,113

Net income (loss)             $    (376,288)      $     682,540        $     194,656        $   (1,016,535)        $     (314,002)

Per Unit:
      Net income (loss)       $       (0.37)       $       0.67        $        0.19        $        (1.00)        $        (0.31)


      Cash distributions      $        1.00        $       2.00        $        2.00        $         1.50          $        2.06



       Financial
       Position
- -------------------------
Total assets                  $   3,803,973       $   5,703,303        $   7,468,387        $    9,875,321         $   15,740,678

Total long-term
      obligations             $       8,904       $     245,685        $     560,198        $    1,186,537         $    4,250,940

Partners' capital             $   3,491,454       $   4,886,947        $   6,242,819        $    8,086,575         $   10,631,919

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              Year ended December 31, 1995 compared to the year
         ended December 31, 1994 and the year ended December 31, 1994 compared to the year ended December 31, 1993

Overview
- --------

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

Results of Operations
- ---------------------

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

Liquidity and Capital Resources and Discussion of Cash Flows
- ------------------------------------------------------------

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

                        REPORT OF INDEPENDENT AUDITORS
                        ------------------------------

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




                                                          /s/ ERNST & YOUNG LLP
                                                              ERNST & YOUNG LLP






Boston, Massachusetts
March 12, 1996

                AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1995 and 1994

   ASSETS                                                                        1995                             1994
   ------                                                                    ------------                     ------------
   Cash and cash equivalents                                                 $    530,418                     $    819,430

   Rents receivable, net of allowance for doubtful
        accounts of $97,000 and $140,000 at
        December 31, 1995 and 1994, respectively                                   13,711                          147,870

   Accounts receivable - affiliate                                                  3,717                          145,904

   Equipment at cost, net of accumulated
        depreciation of $7,354,059 and $9,246,109
        at December 31, 1995 and 1994, respectively                             3,256,127                        4,590,099
                                                                             ------------                     ------------

            Total assets                                                     $  3,803,973                     $  5,703,303
                                                                             ============                     ============
   LIABILITIES AND PARTNERS' CAPITAL
   ---------------------------------

   Notes payable                                                             $      8,904                     $    245,685
   Accrued interest                                                                    27                            5,627
   Accrued liabilities                                                             42,500                           15,500
   Accrued liabilities - affiliate                                                 19,181                            2,776
   Deferred rental income                                                          50,808                           37,165
   Cash distributions payable to partners                                         191,099                          509,603
                                                                             ------------                     ------------
            Total liabilities                                                     312,519                          816,356
                                                                             ------------                     ------------
   Partners' capital (deficit):
        General Partners                                                         (186,830)                        (172,875)
        Limited Partnership Interests (1,009,014
        Units; initial purchase price of $25 each)                              3,678,284                        5,059,822
                                                                             ------------                     ------------
            Total partners' capital                                             3,491,454                        4,886,947
                                                                             ------------                     ------------
            Total liabilities and partners' capital                          $  3,803,973                     $  5,703,303
                                                                             ============                     ============

                  The accompanying notes are an integral part
                        of these financial statements.

              AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
             for the years ended December 31, 1995, 1994 and 1993


                                                              1995                       1994                      1993
                                                          ------------                -----------               -----------
Income:
     Lease revenue                                        $    915,325                $ 1,576,139               $ 2,031,903
     Interest income                                            27,917                     44,218                    32,331
     Gain on sale of equipment                                 170,679                    269,648                   682,980
                                                          ------------                -----------               -----------
         Total income                                        1,113,921                  1,890,005                 2,747,214
                                                          ------------                -----------               -----------

Expenses:

     Depreciation                                              599,372                    976,507                 2,291,765

      Write-down of equipment                                  734,600                         --                        --

     Interest expense                                            2,095                      9,855                    54,907

     Equipment management
         fees - affiliate                                       45,766                     78,807                   101,595

     Operating expenses - affiliate                            108,376                    142,296                   104,291
                                                          ------------                -----------               -----------

         Total expenses                                      1,490,209                  1,207,465                 2,552,558
                                                          ------------                -----------               -----------

Net income (loss)                                         $   (376,288)               $   682,540               $   194,656
                                                          ============                ===========               ===========

Net income (loss)
     per limited partnership unit                         $      (0.37)               $      0.67               $      0.19
                                                          ============                ===========               ===========

Cash distributions declared
     per limited partnership unit                         $       1.00                $      2.00               $      2.00
                                                          ============                ===========               ===========

              AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                       for the years ended December 31,
                              1995, 1994 and 1993

                                                  General                     Recognized Owners
                                                  Partners             -------------------------------
                                                  Amount                  Units              Amount                Total
                                               --------------          -----------         -----------          ------------
Balance at December 31, 1992                   $    (140,879)            1,009,014         $ 8,227,454          $  8,086,575

Net income - 1993                                      1,947                    --             192,709               194,656

Cash distributions declared                          (20,384)                   --          (2,018,028)           (2,038,412)
                                               -------------           -----------         -----------          ------------

Balance at December 31, 1993                        (159,316)            1,009,014           6,402,135             6,242,819

Net income - 1994                                      6,825                    --             675,715               682,540

Cash distributions declared                          (20,384)                   --          (2,018,028)           (2,038,412)
                                               -------------           -----------         -----------          ------------

Balance at December 31, 1994                        (172,875)            1,009,014           5,059,822             4,886,947

Net loss - 1995                                       (3,763)                   --            (372,525)             (376,288)

Cash distributions declared                          (10,192)                   --          (1,009,013)           (1,019,205)
                                               -------------           -----------         -----------          ------------
Balance at December 31, 1995                   $    (186,830)            1,009,014         $ 3,678,284          $  3,491,454
                                               =============           ===========         ===========          ============

                  The accompanying notes are an integral part
                         of these financial statements

              AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP
                            STATEMENT OF CASH FLOWS
             for the years ended December 31, 1995, 1994 and 1993

                                                                        1995                  1994                  1993
                                                                   -------------         -------------         -------------
Cash flows from (used in) operating activities:
Net income (loss)                                                  $    (376,288)        $     682,540         $     194,656

Adjustments  to  reconcile  net  income  (loss)
     to  net  cash  from   operating activities:
         Depreciation                                                    599,372               976,507             2,291,765
             Write-down of equipment                                     734,600                    --                    --
         Gain on sale of equipment                                      (170,679)             (269,648)             (682,980)
         Decrease in allowance for doubtful accounts                     (43,000)              (45,000)                   --

Changes in assets and liabilities:
     Decrease (increase) in:
         rents receivable                                                177,159               135,776                90,630
         accounts receivable - affiliate                                 142,187               (40,821)              897,890
     Increase (decrease) in:
         accrued interest                                                 (5,600)              (17,914)              (12,786)
         accrued liabilities                                              27,000               (48,500)               (8,500)
         accrued liabilities - affiliate                                  16,405                (9,886)               (7,500)
         deferred rental income                                           13,643               (18,399)              (35,454)
                                                                       ---------             ---------             ---------
             Net cash from operating activities                        1,114,799             1,344,655             2,727,721
                                                                       ---------             ---------             ---------
Cash flows from (used in) investing activities:
     Purchase of equipment                                                    --               (16,420)                   --
     Proceeds from equipment sales                                       170,679               357,916               735,401
                                                                       ---------             ---------             ---------
             Net cash from investing activities                          170,679               341,496               735,401
                                                                       ---------             ---------             ---------

Cash flows from (used in) financing activities:
     Proceeds from notes payable                                              --                    --               182,044
     Principal payments - notes payable                                 (236,781)             (314,513)             (808,383)
     Distributions paid                                               (1,337,709)           (2,038,412)           (1,911,011)
                                                                       ---------             ---------             ---------
             Net cash used in financing activities                    (1,574,490)           (2,352,925)           (2,537,350)
                                                                       ---------             ---------             ---------
Net increase (decrease) in cash
     and cash equivalents                                               (289,012)             (666,774)              925,772

Cash and cash equivalents at beginning of year                           819,430             1,486,204               560,432
                                                                       ---------             ---------             ---------
Cash and cash equivalents at end of year                           $     530,418         $     819,430         $   1,486,204
                                                                       =========             =========             =========

Supplemental disclosure of cash flow information:
     Cash paid during the year for interest                        $       7,695         $      27,769         $      67,693

              AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                               December 31, 1995




NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS
- ---------------------------------------------

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

              AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- ---------------------------------------------------

Statement of Cash Flows
- -----------------------

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

Revenue Recognition
- -------------------

         Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $1,234,458 are due as follows:

                For the year ending December 31, 1996                         $   630,624
                                                 1997                             447,289
                                                 1998                              57,980
                                                 1999                              57,255
                                                 2000                              41,310
                                                                               ----------
                                                Total                          $1,234,458
                                                                               ==========


         Revenue from major individual lessees which accounted for 10% or more of lease revenue in each of the past three years is as follows:


                                                                      1995                  1994                  1993
                                                                ----------------      ---------------       ---------------
Northwest Airlines, Inc.                                        $        360,285      $       441,827       $       523,635
ING Aviation Lease                                              $        176,874                   --                    --

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

              AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


Use of Estimates
- ----------------

         The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equipment on Lease
- ------------------

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

Depreciation
- ------------

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

Accrued Liabilities - Affiliate
- -------------------------------

         Unpaid operating expenses paid by AFG on behalf of the Partnership are reported as Accrued Liabilities Affiliate. (See Note 4.)

              AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

Allocation of Profits and Losses
- --------------------------------

         For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (99% to the Recognized Owners and 1% to the General Partners). See Note 6 concerning allocation of income or loss for income tax purposes.

Net Income (Loss) and Cash Distributions Per Unit
- -------------------------------------------------

         Net income (loss) and cash distributions per Unit are based on 1,009,014 Units outstanding during each of the three years in the period ended December 31, 1995 and computed after allocation of the General Partners' 1% share of net income (loss) and cash distributions.

Provision for Income Taxes
- --------------------------

         No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Impact of Recently Issued Accounting Standards
- ----------------------------------------------

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


NOTE 3 - EQUIPMENT
- ------------------

         The following is a summary or equipment owned by the Partnership at December 31, 1995. In the opinion of AFG, the acquisition cost of the equipment did not exceed its fair market value.

              AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


                                            Lease
                                            Term                Equipment
           Equipment Type                 (Months)               at Cost               Location
- --------------------------------          --------             -----------          ----------------
Aircraft                                   36-108              $ 7,649,166           MN/Foreign
Motor vehicles                              12-72                1,086,176           IL
Trailers/intermodal containers              36-84                  760,402           MI/NC
Locomotives                                 57-60                  378,818           GA/MI/MO/OH/OK
Retail store fixtures                        1-72                  351,938           IN
Tractors and heavy-duty trucks               1-72                  139,915           LA/OR
Research and test                           17-84                  105,268           MI/OH
Materials handling                           1-84                   84,993           MI/TX
Communications                               1-60                   51,508           NJ/NY
Computers and peripherals                    1-60                    2,002           PA
                                                               -----------
                             Total equipment cost               10,610,186

                         Accumulated depreciation               (7,354,059)
                                                               -----------
       Equipment, net of accumulated depreciation              $ 3,256,127
                                                               ===========

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

              AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


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


NOTE 4 - RELATED PARTY TRANSACTIONS
- -----------------------------------

         All operating expenses incurred by the Partnership are paid by AFG on behalf of the Partnership and AFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the three years in the period ended December 31, 1995, which were paid or accrued by the Partnership to AFG or its Affiliates, are as follows:


                                                               1995                      1994                       1993
                                                           ------------              ------------               -----------
Equipment management fees                                  $     45,766              $     78,807               $   101,595
Administrative charges                                           21,000                    12,000                    14,955
Reimbursable operating expenses
     due to third parties                                        87,376                   130,296                    89,336
                                                           ------------              ------------               -----------
                               Total                       $    154,142              $    221,103               $   205,886
                                                           ============              ============               ===========

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

              AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


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


NOTE 5 - NOTES PAYABLE
- ----------------------

        Notes payable at December 31, 1995 consisted of installment notes of $8,904 payable to a bank. All of the installment notes are non-recourse, with an interest rate of 7.13% and are collateralized by the equipment and assignment of the related lease payments. The installment notes will be fully amortized by noncancellable rents in the year ending December 31, 1996.


NOTE 6 - INCOME TAXES
- ---------------------

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

              AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

                                                              1995                      1994                       1993
                                                          ------------              -------------              ------------
Net income (loss)                                         $   (376,288)             $     682,540              $    194,656

     Financial statement depreciation in
         excess of tax depreciation                            270,656                    395,126                 1,562,320
       Write-down of equipment                                 734,600                         --                        --
     Prepaid rental income                                      13,643                    (18,399)                  (35,454)

     Other                                                     (20,500)                    (7,446)                   71,392
                                                          ------------              -------------              ------------
Net income for federal income tax
    reporting purposes                                    $    622,111              $   1,051,821              $  1,792,914
                                                          ============              =============              ============

         The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995 and 1994:


                                                                                        1995                       1994
                                                                                    -------------              ------------
Partners' capital                                                                   $   3,491,454              $  4,886,947

Add back selling commissions and
     organization and offering costs                                                    1,063,602                 1,063,602

Financial statement distributions
     in excess of tax distributions                                                         1,911                     5,096

Cumulative difference between federal income
     tax and financial statement income (loss)                                         (1,913,099)               (2,911,498)
                                                                                    -------------              ------------
Partners' capital for federal income
     tax reporting purposes                                                         $   2,643,868              $  3,044,147
                                                                                    =============              ============

         Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.


NOTE 7 - LEGAL PROCEEDINGS
- --------------------------

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

              AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


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


NOTE 8 - SUBSEQUENT EVENT
- -------------------------

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

         The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1995, 1994 and 1993.


                                                               1995                     1994                        1993
                                                           ------------             -------------               ------------
Rents earned prior to disposal of
     equipment, net of interest charges                    $  3,305,414             $   2,914,616               $  4,652,725

Sale proceeds realized upon
     disposition of equipment                                   170,679                   357,916                    735,401
                                                              ---------                 ---------                  ---------
Total cash generated from rents
     and equipment sale proceeds                              3,476,093                 3,272,532                  5,388,126

Original acquisition cost of
     equipment disposed                                       3,226,022                 2,881,579                  4,931,614
                                                              ---------                 ---------                  ---------
Excess of total cash generated
     to cost of equipment disposed                         $    250,071             $     390,953               $    456,512
                                                              =========                 =========                  =========

              AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP

           STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                            SALES AND REFINANCINGS

                     for the year ended December 31, 1995


                                                                                    Sales and
                                                           Operations              Refinancings                Total
                                                       ----------------         ----------------         ----------------
Net income (loss)                                      $       (546,967)        $        170,679         $       (376,288)

  Add back:
     Depreciation                                               599,372                       --                  599,372
      Write-down of equipment                                   734,600                       --                  734,600
     Management fees                                             45,766                       --                   45,766
     Decrease in allowance for doubtful account                 (43,000)                      --                  (43,000)

  Less:
     Principal reduction of notes payable                      (236,781)                      --                 (236,781)
                                                       ----------------         ----------------         ----------------
     Cash from operations, sales and refinancings               552,990                  170,679                  723,669

  Less:
     Management fees                                            (45,766)                      --                  (45,766)
                                                       ----------------         ----------------         ----------------
Distributable cash from operations, sales
     and refinancings                                           507,224                  170,679                  677,903

Other sources and uses of cash:
     Cash at beginning of year                                  819,430                       --                  819,430
     Net change in receivables and accruals                     370,794                       --                  370,794

Less:
     Cash distributions paid                                 (1,167,030)                (170,679)              (1,337,709)
                                                       ----------------         ----------------         ----------------
Cash at end of year                                    $        530,418                       --         $        530,418
                                                       ================         ================         ================

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